                                                                     EXHIBIT 7.1


                       STOCK AND ASSET PURCHASE AGREEMENT

     Agreement entered into as of September 27, 1995, by and among Central Products Acquisition Corp., a Delaware corporation (the "Buyer"), Unisource Worldwide, Inc., a Delaware corporation ("Seller"), which is a wholly owned subsidiary of Alco Standard Corporation, an Ohio corporation ("Alco") and Alco.

                                   BACKGROUND

     The Seller owns all of the outstanding capital stock of Central Products Company, a Delaware corporation ("Central"). Through its Central Products Division and its subsidiary Central (hereinafter collectively "CPC"), Seller is engaged in the business of manufacturing and selling water activated and pressure sensitive carton sealing tapes from facilities in Linden, New Jersey, Menasha, Wisconsin and Brighton, Colorado and intends to sell the business conducted from the Menasha and Brighton facilities (the business conducted from the Menasha and Brighton facilities are referred to herein as the "CPC Business"). The Linden Facilities (herein so called and which are not to be transferred as part of CPC) are in the process of being shut down with continuing manufacturing operations having been relocated to Menasha. The Seller also owns assets and properties in Menasha, Wisconsin (the "Menasha Operations") including the headquarters of CPC. The CPC Business has been operating as a division of Seller with respect to the Menasha Operations and as a subsidiary of Seller with respect to the other manufacturing facilities.

     This Agreement contemplates a transaction in which the Buyer will purchase from the Seller, and the Seller will sell to the Buyer, for the consideration set forth herein, all of the properties, assets and rights of the Seller used in the Menasha Operations and all of the outstanding capital stock of Central.

     Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

1.   DEFINITIONS.

     "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, reasonable amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses.

     "Applicable Rate" shall mean 8% calculated on the basis of a 365-day year.

     "Assumed Liabilities" has the meaning set forth in Section 2. b. (3) below.

     "Buyer" means Central Products Acquisition Corp.

     "Cash Portion" has the meaning set forth in Section 3. b. (i) below.

     "Central" means Central Products Company, a subsidiary of Seller.

     "Central Share" means any share of the Common Stock, par value $1.00 per share, of Central.

     "Closing" has the meaning set forth in Section 2 c. below.

     "Closing Balance Sheet" has the meaning set forth in Section 4. c. below.

     "Closing Date" has the meaning set forth in Section 2. c.  below.

     "Closing Net Book Value" has the meaning set forth in Section 4. c.  below.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Company Site" has the meaning set forth in Section 6. w. (1)  below.

     "Confidential Information" means any information concerning the businesses and affairs of CPC that is not already generally available to the public.

     "Contracts" has the meaning set forth in Section 6. m.  below.

     "CPC" means collectively (i) Central Products Company, a Delaware corporation and is a subsidiary of Seller and (ii) the Menasha Operations, which have been operated as an unincorporated division of Seller.

     "CPC Business" means the business of manufacturing and selling water activated and pressure sensitive carton sealing tapes conducted by Seller through CPC.

     "Disclosure Schedule" has the meaning set forth in Section 6 a. below.

     "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan,
     (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), (d) Employee Welfare Benefit Plan or material fringe benefit plan or program or (e) bonus or other compensation plans or arrangements.

     "Employee Pension Benefit Plan" has the meaning set forth in ERISA
     Sec. 3(2).

     "Employee Welfare Benefit Plan" has the meaning set forth in ERISA
     Sec. 3(1).

     "Environmental Claims" means any liabilities and obligations arising under or imposed pursuant to Environmental laws or regulations, whether or not attributable to actions or failures to act by the Seller, with respect to the operation of or properties utilized in connection with the CPC Business at any time prior to the Closing Date including, without limitation, any property being transferred to Buyer pursuant hereto and the items described in or relating to a specific condition described in Exhibit 2 attached hereto.

     "Environmental Laws" has the meaning set forth in Section 6. w. (9) below.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "Estimated Closing Net Book Value" has the meaning set forth in Section 4.
     a. below.

     "Estimated Purchase Price" has the meaning set forth in Section 3. b.
     below.

     "Excluded Assets" has the meaning set forth in Section 2. b. (2) below.

     "Excluded Liabilities" has the meaning set forth in Section 2. b. (4) below.

     "Financial Statements" has the meaning set forth in Section 6 g. below.

     "GAAP" means generally accepted accounting principles consistently applied.

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "Improvements" has the meaning set forth in Section 6. k. (1) (D)  below.

     "Indemnified Party" has the meaning set forth in Section 10 d. (1)  below.

     "Indemnifying Party" has the meaning set forth in Section 10 d. (1) below.

     "Independent Auditor" has the meaning set forth in Section 4. d. below.

     "Knowledge" means actual knowledge without independent investigation.

     "Latest Balance Sheet" means the unaudited balance sheet for CPC as of June 30, 1995.

     "Materials of Environmental Concern" has the meaning set forth in
     Section 6. w. (9) below.

     "Menasha Operations" means the assets and properties owned by Seller located in Menasha, Wisconsin including those assets transferred from the Linden Facilities and shall be deemed to include all other assets, both tangible and intangible, of the Seller used in the CPC Business but not included in the corporate entity, Central.

     "Multiemployer Plan" has the meaning set forth in ERISA Sec. 3(37).

     "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

     "Parcels" has the meaning set forth in Section 6. k. (1) below.

     "PBGC" means the Pension Benefit Guaranty Corporation.

     "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

     "Proprietary Rights" has the meaning set forth in Section 6. l.  below.

     "Purchase Price" has the meaning set forth in Section 3 a.  below.

     "Real Estate" has the meaning set forth in Section 2. b. (1) e. below.

     "Re-Engineering Program" has the meaning set forth in Section 7. l.  below.

     "Return" or "Returns" means all returns, declarations of estimated tax payments, reports, estimates, information returns and statements with respect to Taxes, including any related or supporting information filed with respect to any of the foregoing, maintained, filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection or administration of any Taxes.

     "Reportable Event" has the meaning set forth in ERISA Sec. 4043.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for taxes not yet due and payable [or for taxes that the taxpayer is contesting in good faith through appropriate proceedings], (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

     "Seller" means Unisource Worldwide, Inc.

     "Subordinated Note" has the meaning set forth in Section 3. b. (ii)  below.

     "Target Net Book Value" has the meaning set forth in Section 4. b.  below.

     "Tax" or "Taxes" means all Federal, state, county, local, municipal, foreign and other taxes, assessments, duties or similar charges of any kind whatsoever, including all corporate franchise, income, sales (including bulk sales), use, ad valorem, intangibles, receipts, severance, single business, value added, profits, license, withholding, payroll, employment, excise, premium, real property, personal property, customs, net worth, estimated, capital gains, transfer, stamp, documentary, social security, alternative minimum, accumulated earnings, goods and services, recapture, recording, severance, environmental (including taxes under Section 59A of the Code), occupation and other taxes, and including any interest, penalties and additions imposed with respect to such amounts.

     "Taxing Authority" means any governmental or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

     "Third Party Claim" has the meaning set forth in Section 10. d. (1)  below.

     "Transferred Assets" has the meaning set forth in Section 2. b. (1) below.

     "Transferred Plans" means, the Central Products Company Affiliated Employees Pension Plan (the "Central Pension Plan") and the Central Products Company 401(k) Plan for Union Employees (the "Central 401(k) Plan").

2.   PURCHASE AND SALE OF CENTRAL STOCK AND TRANSFERRED ASSETS.

     a. STOCK PURCHASE. On and subject to the terms and conditions set forth in this Agreement, on the Closing Date, Buyer will purchase from Seller, and Seller will sell and transfer to Buyer, all of the outstanding Central Shares, free and clear of all liens, charges, security interests and other encumbrances.

     b.   PURCHASE OF MENASHA OPERATIONS.

          (1) ASSET PURCHASE. On and subject to the terms and conditions set forth in this Agreement, and except as set forth in this Agreement, on the Closing Date, Buyer shall purchase from Seller and Seller shall sell, convey, assign, transfer, and deliver to Buyer, all properties, assets, and rights owned by Seller as of the Closing Date and used, related or incidental to, or otherwise associated with the Menasha Operations and the CPC Business, whether tangible or intangible, real or personal (the "Transferred Assets"), including without limitation the following:

               a. all notes, accounts receivable and long term receivables, including intercompany receivables for products shipped or sold or services rendered by a division, subsidiary or affiliate of Seller;

               b. all prepayments, prepaid expenses and all interests in insurance policies;

               c. all raw materials, work-in-process, finished goods, consigned goods and other inventories and related supplies;

               d.   all Proprietary Rights (as defined in Section 6. l. below);

               e. all real property, whether owned or leased, and all plants, buildings and other improvements located on such owned or leased property, and all easements, licenses, rights of way, permits and all appurtenances to such owned or leased property, including, without limitation, all appurtenant rights in and to public streets, whether or not vacated (collectively, the "REAL ESTATE");

               f. all office supplies, production supplies, spare parts, other miscellaneous supplies, and other tangible property of any kind wherever located;

               g. all leasehold interests and improvements and all machinery, equipment (including all transportation and office equipment), fixtures, trade fixtures, tools, dyes and furniture, computers, automobiles and vehicles, wherever located including, without limitation, the machinery and equipment listed on Schedule A which have been transferred from the Linden facility to the Menasha Operations;

               h. all rights and claims existing under contracts, leases, insurance policies, licenses, permits, supply and distribution arrangements, sales and purchase agreements and orders, employment and consulting agreements, consignment arrangements, warranties, consents, orders, registrations, privileges, memberships, certificates, approvals or other similar rights and all other agreements, arrangements and understandings;

               i. all lists and records pertaining to customers, suppliers, distributors, personnel and agents and all other files, documents, correspondence, plats, architectural plans, drawings and specifications, computer programs and business records of every kind and nature;

               j. all claims, refunds, credits, causes of action, choses in action, rights of recovery and rights of set-off of every kind and nature;

               k. all goodwill as a going concern and all other intangible properties;

               l. all franchises, approvals, permits, licenses, orders, registrations, certificates, variances and similar rights obtained from governments and governmental agencies;

               m. all books, records, ledgers, files, documents, correspondence, lists, plats, architectural plans, drawings and specifications, creative materials, advertising and promotional materials, studies, reports, and other printed or written materials; and

               n. all other property and assets owned by Seller used in the Menasha Operations on the Closing Date including all other property owned by Seller (and not part of Central) used exclusively in the CPC Business.

          (2) EXCLUDED ASSETS. Notwithstanding anything to the contrary set forth in Section d, the following assets (the "Excluded Assets") are expressly excluded from the purchase and sale contemplated hereby and, as such, are not included in the Transferred Assets:

               a. all prepaid taxes, prepaid insurance expenses and other prepaid expenses not related to assets acquired by Buyer or liabilities assumed by Buyer;

               b. all cash, all intercompany deposits of Alco, and all intercompany receivables from Alco, but not including intercompany receivables for products shipped or sold or services rendered by CPC to another division, subsidiary or affiliate of Alco;

               c. the name "Alco Standard Corporation" or any other derivation of the name "Alco"; provided, however, that Buyer may use media materials that may include such name for a period of three months from the Closing Date;

               d. assets relating to the Linden, New Jersey facilities and any excluded assets listed on Exhibit 1 attached hereto.

          (3) ASSUMED LIABILITIES. On and subject to the terms and conditions set forth in this Agreement, and except as set forth in Section 2e below, as additional consideration for the Transferred Assets, on the Closing Date, Buyer hereby agrees to assume and become responsible for the following liabilities and obligations of Seller relating to the Menasha Operations (the "Assumed Liabilities"):

               a. all liabilities and obligations relating to the Menasha Operations reflected on the liability side of the Business' June 30, 1995 unaudited balance sheet attached hereto as Exhibit 1 (the "Latest Balance Sheet"), except for (i) liabilities and obligations reflected on the Latest Balance Sheet for accrued income taxes, whether classified on the Latest Balance Sheet as "Accrued Income Taxes," "Deferred Federal Income Taxes," or otherwise and (ii) other accrued expenses as identified on Exhibit 1 attached hereto;

               b. all liabilities and obligations relating to the Menasha Operations to the extent incurred in the ordinary course of business after the date of the Latest Balance Sheet, not including liabilities for accrued income taxes, whether classified on the Latest Balance Sheet as "Accrued Income Taxes," "Deferred Federal Income Taxes," or otherwise or other excluded liabilities identified on Exhibit 1 attached hereto;

               c. all liabilities and obligations relating to the Menasha Operations pursuant to the contracts, commitments or leases listed on Schedules attached hereto;

               d. all liabilities and obligations relating to the Menasha Operations pursuant to the contracts, commitments or leases entered into in the ordinary course of business and not required to be listed on the Schedules attached hereto;

               e.   the Transferred Plans; and

               f. the liabilities and obligations of Seller under the collective bargaining agreement listed in Section 6 q. (1) of the Disclosure Schedule, attached hereto, accruing from and after the Closing Date.

          (4) EXCLUDED LIABILITIES. Notwithstanding any other provision of this Agreement, Buyer shall not assume, succeed to, be liable for, be subject to, or be obligated for, nor shall the Transferred Assets be subject to, any liabilities, claims, contracts or obligations of any nature whatsoever, whether known, unknown, absolute, accrued, contingent, or otherwise, which Seller is, or could become, subject to or liable for, other than the Assumed Liabilities (the "EXCLUDED LIABILITIES"). The Excluded Liabilities are all liabilities, claims and obligations of any nature whatsoever that are not specifically assumed by Buyer under this Agreement, including but not limited to liabilities, claims and obligations arising from or based on contract, breach of contract, warranty, tort, strict liability, the design, manufacture or distribution of products (including but not limited to products liability), employment, Environmental Claims, Taxes, law, violation of law, the transfer of the Transferred Assets, the operation of the Business prior to Closing or liabilities, claims and obligations described in Section 7.m. Notwithstanding Buyer's assumption of the certain contracts, the Excluded Liabilities shall include any liabilities, claims or obligations based on Seller's nonperformance of, or misrepresentation under, such contracts prior to the Closing Date.

     c.   THE CLOSING.   The closing of the transactions contemplated by this
Agreement (the "Closing") shall take place at the offices of Gardere & Wynne, Thanksgiving Tower, 1601 Elm Street, in Dallas, Texas, commencing at 9:00 a.m. local time on September 29, 1995 or such other date as the Buyer and the Seller may mutually determine (the "Closing Date").

     d. DELIVERIES AT THE CLOSING. At the Closing, (i) the Seller will deliver to the Buyer the various certificates, instruments, and documents referred to in Section 9. a. below, (ii) the Buyer will deliver to the Seller the various certificates, instruments, and documents referred to in Section 9.
b. below, (iii) the Seller will deliver to the Buyer stock certificates representing all of the Central Shares, endorsed in blank or accompanied by duly executed assignment documents, and (iv) the Buyer will deliver to the Seller the consideration specified in Section 3 below.


3.   CONSIDERATION.

               a. The total purchase price to be paid to Seller by Buyer and to be allocated as previously agreed for the CPC Stock and the Transferred Assets (the "Purchase Price") will be an amount equal to the Assumed Liabilities plus $80,000,000, plus or minus the amount of any adjustments set forth in Section 4 below.
               b. The purchase price to be paid to the Seller at Closing will be an amount equal to the Estimated Purchase Price. The "Estimated Purchase Price" will equal $80,000,000 (plus or minus the amount determined pursuant to Section 4 (b)). The Estimated Purchase Price shall be paid as follows:

                    (i)  $50,000,000 (plus or minus the amount determined
pursuant to   Section 4. b. (the "Cash Portion")), will be paid by Buyer to the
Seller by wire transfer of immediately available funds to account designated by the Seller and $25,000,000 by issuance of various notes and convertible debentures acceptable to Seller, in Seller's sole discretion; and

                    (ii) $5,000,000 will be paid by Buyer to the Seller by issuance of a promissory note of Buyer in the form of Exhibit 3 attached hereto (the "Subordinated Note").

4.   PURCHASE PRICE ADJUSTMENT.

               a. At least three (3) business days prior to the Closing Date, the Seller and Buyer in good faith shall jointly prepare an estimate of the net book value of CPC, determined in accordance with GAAP consistent with the methodology used in preparing Exhibit 1 as of the close of business on the Closing Date (the "Estimated Closing Net Book Value") based on books and records and other information then available. In the event the parties are unable to agree on the Estimated Net Book Value prior to the Closing Date, the parties shall use the Net Book Value as reflected on the Latest Balance Sheet attached hereto as Exhibit 1.

               b. If Estimated Closing Net Book Value exceeds Net Book Value as of June 30, 1995 (the "Target Net Book Value"), the Estimated Purchase Price shall be increased by the amount of such excess. If the Estimated Closing Net Book Value is less than the Target Net Book Value, the Estimated Purchase Price shall be decreased by the amount of such shortfall. The amount of such increase or decrease in the Estimated Purchase Price shall be reflected by a commensurate increase or decrease in the Cash Portion.

               c. As promptly as practicable, but in no event later than forty-five (45) days after the Closing Date, Buyer will cause the management of the CPC Business to prepare an unaudited balance sheet of the CPC Business as of the Closing (the "Closing Balance Sheet") for the purpose of establishing the Net Book Value as of the close of business on the Closing Date (the "Closing Net Book Value"). Such Closing Balance Sheet shall exclude the assets and liabilities set forth on Exhibit 1. The Seller will have reasonable access to
(i) such management to discuss the preparation of the Closing Balance Sheet and
(ii) the work papers of such management during such forty-five-day period and during the thirty-day period after the delivery of the Closing Balance Sheet to the Seller. Within forty-five (45) days after the Closing Date, Buyer shall deliver to the Seller the Closing Balance Sheet and its determination of the Closing Net Book Value.

               d. If the Seller disagrees with Buyer's determination of Closing Net Book Value, the Seller shall notify Buyer in writing of such disagreement within thirty (30) days after delivery of the Closing Balance Sheet to the Seller (such notice setting forth the basis for such disagreement in reasonable detail), and Buyer and the Seller thereafter shall negotiate in good faith to resolve any such disagreements. If Buyer and the Seller are unable to resolve any such disagreements within thirty (30) days after Seller delivers its response to Buyer, Buyer and Seller shall submit the dispute to a "Big 6" accounting firm unaffiliated with, and mutually acceptable to, Buyer and Seller (the "Independent Auditor") for resolution.

               e. Buyer and the Seller shall use their best efforts to cause the Independent Auditor to resolve all disagreements over the Closing Net Book Value as soon as practicable, but in any event within 60 days after submission of the disputes to the Independent Auditor. The resolution of such disagreements and the determination of Closing Net Book Value by the Independent Auditor shall be final and binding on Buyer and the Seller absent manifest error. The Independent Auditor shall comply with the definitions used herein, shall follow the procedures set forth in this Agreement and shall comply with all other applicable terms of this Agreement.

               f. The Independent Auditor will determine the allocation of the costs and expenses of its determination of the Closing Net Book Value based upon the percentage which the portion of the contested amount not awarded to a party bears to the amount actually contested by such party. For example, if the Seller claims the Closing Net Book Value is $1,000 greater than the amount determined by the management of the Business, and Buyer contests only $500 of the amount claimed by the Sellers, and if the Independent Auditor ultimately resolves the dispute by awarding Seller $300 of the $500 contested, then the costs and expenses of arbitration will be allocated 60% (i.e. 300 DIVIDED BY 500) to Buyer and 40% (i.e. 200 DIVIDED BY 500) to the Seller.

               g. If Closing Net Book Value (as finally determined pursuant to this Section 4. exceeds Estimated Closing Net Book Value, Buyer shall, within five (5) business days after Closing Net Book Value is finally determined pursuant to this Section 4., pay to the Seller the amount of such excess in immediately available funds. If Closing Net Book Value is less than Estimated Closing Net Book Value, the Seller shall, within five (5) business days after Closing Net Book Value is finally determined pursuant to this Section 4., pay to Buyer in immediately available funds the amount of such shortfall. Without duplication, all amounts owed pursuant to this Section 4. (g) shall include interest, from the Closing Date to the date of payment, at 8% calculated on the basis of a 365-day year (the "Applicable Rate").

 5.  REPRESENTATIONS AND WARRANTIES CONCERNING THE TRANSACTION.

     a. REPRESENTATIONS AND WARRANTIES OF THE SELLER. The Seller and Alco, jointly and severally, represent and warrant to the Buyer that the statements contained in this Section 5(a) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 5(a)).

          (1) ORGANIZATION OF SELLER. The Seller is a corporation, duly organized, validly existing, and in good standing under the laws of the State of Delaware.

          (2)  AUTHORIZATION OF TRANSACTION.   The Seller has full corporate
power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Seller, enforceable in accordance with its terms and
conditions.   Except as required under the HSR Act, the Seller need not give any notice to, make any
filing with, or obtain any authorization, consent, or approval of any government, governmental agency or other third party in order to consummate the transactions contemplated by this Agreement.

          (3)  NONCONTRAVENTION.   Neither the execution and the delivery of
this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Seller is subject or, any provision of its Certificate of Incorporation or Bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under the Certificate of Incorporation or Bylaws of Seller or any agreement, contract, lease, license, instrument, or other arrangement to which the Seller is a party or by which it is bound.

          (4) BROKERS' FEES. The Seller has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

          (5) CENTRAL SHARES. The Seller holds of record and owns beneficially all outstanding Central Shares, and consummation of the transactions contemplated hereby will transfer to Buyer all outstanding Central Shares, free and clear of any restrictions on transfer, taxes, liens, claims, encumbrances, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. The Seller is not a party to any option, warrant, purchase right, or other contract or commitment that could require the Seller to sell, transfer, or otherwise dispose of any capital stock of CPC. The Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of Central.

     b. REPRESENTATIONS AND WARRANTIES OF THE BUYER. The Buyer represents and warrants to the Seller that the statements contained in this Section 5 b. are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 5 b.).

          (1) ORGANIZATION OF THE BUYER. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

          (2) AUTHORIZATION OF TRANSACTION. The Buyer has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions. The Buyer need not give any notice to, make any filing with, or obtain any authorization except as may be required under the HSR Act, consent, or approval of any government, governmental agency or other third party in order to consummate the transactions contemplated by this Agreement.

          (3) NONCONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its charter or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under the Certificate of Incorporation or Bylaws of Buyer or any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound.

          (4) BROKERS' FEES. The Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which any Seller could become liable or obligated.

          (5)  INVESTMENT.    The Buyer is not acquiring Central Shares with a
view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.

6. REPRESENTATIONS AND WARRANTIES CONCERNING THE CPC BUSINESS. Seller and Alco, jointly and severally, represent and warrant to the Buyer that the statements contained in this Section 6 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 6).

     a. ORGANIZATION, QUALIFICATION, AND CORPORATE POWER. Central is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Central is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a material adverse effect on the financial condition, results of operations, business or prospects of Central taken as a whole. CPC does not have any assets, employees or offices in any state other than the states listed in Section 6 (a.) of the Disclosure Schedule delivered by the Seller to the Buyer on the date hereof (the "Disclosure Schedule"). Central has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Section 6(a) of the Disclosure Schedule also lists the directors and officers of Central.

     b. CAPITALIZATION. The entire authorized capital stock of Central consists of 3,000 Central Shares, of which 1,000 Central Shares are issued and
outstanding.   All of the issued and outstanding Central Shares have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record by the Seller. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Central to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Central.

     c. NONCONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Central, Seller or the assets of the CPC Business are subject or any provision of the Certificate of Incorporation or Bylaws of any of Central or Seller or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under the Certificate of Incorporation or Bylaws of Central or Seller or any agreement, contract, lease, license, instrument, or other arrangement to which Central or Seller is a party or by which either is bound or to which any of the assets of the CPC Business is subject or result in the imposition of any Security Interest upon any of the assets of the Business, except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Security Interest would not have a material adverse effect on the financial condition, results of operations, business or prospects of CPC taken as a whole or on the ability of the Parties to consummate the transactions contemplated by this Agreement. Central does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government, governmental agency or third party in order for the Parties to consummate the transactions contemplated by this Agreement, except for compliance with the HSR Act and except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a material adverse effect on the financial condition, results of operations, business or prospects of CPC taken as a whole or on the ability of the Parties to consummate the transactions contemplated by this Agreement.

     d. BROKERS' FEES. Central has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Central could become liable or obligated.

     e. TITLE TO TANGIBLE ASSETS. Central has good and marketable title to, or a valid leasehold interest in, the tangible assets it uses in the conduct of its businesses, free and clear of all liens, claims and encumbrances. Seller has good and marketable title to or a valid leasehold interest in, the tangible assets used in the conduct of the business of the Menasha Operations, free and clear of all liens, claims and encumbrances. All such assets of Central and Seller are reflected in the Financial Statements and the notes thereto in a manner and to the extent required by generally accepted accounting principles. Central owns or leases all assets legally required to conduct, or used in the conduct of, its business as conducted immediately before the date of this Agreement. Seller owns all of the Transferred Assets, and the Transferred Assets are all of the assets legally required to conduct, or used in the conduct of, the business of the Menasha Operations as conducted immediately before the date of this Agreement.

     f. SUBSIDIARIES. CPC has no subsidiaries or investments in noncorporate entities.

     g. FINANCIAL STATEMENTS. Attached hereto as Exhibit 4 are the following financial statements (collectively the "Financial Statements"): (i) unaudited balance sheets and statements of income, as of and for the fiscal years ended September 30, 1994, and September 30, 1993 for CPC; and (ii) unaudited consolidated balance sheets and statements of income, as of and for the nine, months ended June 30, 1995, for CPC. The Financial Statements have been prepared in accordance with generally accepted accounting principles on a consistent basis throughout the periods covered thereby and present fairly the financial condition of CPC as of such dates and the results of operations of CPC for such periods; provided, however, that the Financial Statements are subject to normal year-end adjustments and lack footnotes and other presentation items. The Financial Statements reflect all material liabilities of

CPC, accrued, contingent or otherwise (known or unknown and asserted or unasserted), arising out of transactions effected or events occurring on or prior to the date thereof. All reserves shown in the Financial Statements are appropriate, reasonable and sufficient to provide for losses thereby contemplated. Except as set forth in the Financial Statements, CPC is not liable upon or with respect to, or obligated in any other way to provide funds in respect of or to guarantee or assume in any manner, any debt, obligation or dividend of any person, corporation, association, partnership, joint venture, trust or other entity.

     h. EVENTS SUBSEQUENT TO LATEST BALANCE SHEET. Since June 30, 1995, there has not been any material adverse change in the financial condition, results of operations, business or prospects of CPC. Without limiting the generality of the foregoing, since that date CPC has not engaged in any practice, taken any action, or entered into any transaction or incurred any liabilities outside the Ordinary Course of Business except as set forth in the Disclosure Schedule.

     i.   LEGAL COMPLIANCE.   CPC has complied with all applicable laws
(including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), except where the failure to comply would not have a material adverse effect upon the financial condition, results of operations, business or prospects of CPC, taken as a whole.

     j.   TAX MATTERS.    Seller and Central have duly and timely filed all Tax
Returns required to be filed by either of them as of the date hereof by any Taxing Authority and have paid or established adequate reserves for all Taxes which have or may become due pursuant to such Tax Returns and any Tax assessments which have been received by it or otherwise. All such Tax Returns fairly and accurately reflect the taxes of Seller and Central in all material respects for the periods covered thereby. Neither Seller nor Central, is delinquent in the payment of any Tax, assessment or governmental charge, there is no Tax deficiency or delinquency asserted against either of them and there is no unpaid assessment, proposal for additional Taxes, deficiency or delinquency in the payment of any of the Taxes of Seller or Central that could be asserted by any Taxing Authority. No Internal Revenue Service audit of Seller or Central is pending or threatened, and the results of any completed audits are properly reflected in the Financial Statements. Neither Seller nor Central, has granted any extension to any taxing authority of the limitation period during which any tax liability may be asserted. All monies required to be withheld by Seller and Central from employees or collected from customers for Taxes, and the portion of any such Taxes to be paid by Seller or Central to Taxing Authorities have been collected or withheld and either paid to the respective governmental agencies or set aside in accounts for such purpose, or have been approved, reserved against and entered upon the books of Seller or Central, as the case may be.

     k.   REAL PROPERTY.

          (1) Section 6(k)(1) of the Disclosure Schedule lists all real property that Central owns or that Seller owns and uses in the conduct of the business of the Menasha Operations (the "Parcels"). With respect to each such Parcel, and except for matters which would not have a material adverse effect on the financial condition, results of operations, business or prospects of CPC:

               (A) Central or the Seller has good and marketable title to each Parcel, free and clear of any Security Interest, easement, covenant, or other restriction, except for installments of special assessments not yet delinquent, recorded easements, covenants, and other restrictions, and utility easements, building restrictions, zoning restrictions, and other easements and restrictions existing generally with respect to properties of a similar character;
               (B) There are no leases, subleases, licenses, concessions, or other agreements granting to any party or parties the right of use or occupancy of any portion of the Parcels.

               (C) There are no outstanding options or rights of first refusal to purchase the Parcels, or any portion thereof or interest therein.

               (D) All improvements (the "Improvements") located on each Parcel have been constructed and installed, and are currently in compliance with all applicable laws, statutes, ordinances, codes, covenants, conditions and restrictions of any kind or nature affecting the Parcel and there are not, and as of the Closing there will not be, any structural or latent defects in any of the Improvements. The heating, electrical, plumbing, and other building equipment located on each Parcel are, and as of the Closing will be, in good condition and working order, and adequate in quantity and quality for normal operations.

               (E) To the best of Alco's and Seller's knowledge, no notice has been given to Alco, Seller or Central by any insurance carrier which has issued a policy or has been requested to issue a policy with respect to any portion of the Improvements located on one or more Parcels or any board of fire underwriters or any other body exercising similar functions requesting the performance of any repair, alterations or other work which has not been complied with.

               (F) Neither Alco nor Seller has any knowledge of any fact or condition existing which would result or could result in the termination or reduction of the current access from the Parcels to existing highways and roads, or to sewer or other utility services presently serving the Parcels.

               (G) To the best of Alco's and Seller's knowledge, all utilities required for the operation of the Improvements enter the Parcels through adjoining public streets or, if they pass through an adjoining private tract, do so in accordance with valid public easements or private easements which will inure to the benefit of and be enforceable by Buyer. All of said utilities are installed and operating and all installation and connection charges have been paid in full.

               (H) The Parcels are not within any area determined by the Department of Housing and Urban Development to be flood prone under the Federal Flood Protection Act of 1973.

          (2) Section 6 (k)(2) of the Disclosure Schedule lists all real property leased or subleased to Central or, in the case of the business of the Menasha Operations, Seller. The Seller has delivered to the Buyer correct and complete copies (as amended to date) of the leases and subleases listed in Section 6(k)(2) of the Disclosure Schedule. Each lease and sublease listed in Section 6(k)(2) of the Disclosure Schedule is legal, valid, binding, enforceable, and in full force and effect, except where the illegality, invalidity, nonbinding nature, unenforceability, or ineffectiveness would not have a material adverse effect on the financial condition, results of operations, business or prospects of CPC.

     l.    INTELLECTUAL PROPERTY.

     (1) Central and Seller are, or will be prior to the Closing, the beneficial and record owner of all patents, trademarks and copyrights, if any, used in the business of Central or the Menasha Operations, as the case may be, or will possess adequate licenses or other rights, if any, therefor, without conflict with the rights of others. Set forth in Section 6(l) of the Disclosure Schedule hereto is a true and correct description of the following ("Proprietary Rights"):

               (A) All copyrights, trademarks, trade names, service marks and other trade designations, including common-law rights, registrations and applications therefor, all patents and patent applications, and all other similar intangible or intellectual property currently owned, in whole or in part, by Central or Seller or used in the CPC Business, and all licenses, royalties, assignments and other similar agreements relating to the foregoing to which Central or Seller is a party (including expiration dates if applicable); and

               (B) All agreements relating to technology, know-how or processes that Central is licensed or authorized to use by others or which relate to the CPC Business (including, without limitation, the payment obligations and terms thereof), or which Central licenses or authorizes others to use.

               (C) All intangible or intellectual property rights owned or licensed by Alco or by any direct or indirect subsidiary of Alco, other than Central and Seller, that are used in the CPC Business.

          (2) Central or Seller has the sole and exclusive right to use the Proprietary Rights identified on Section 6(l) of the Disclosure Schedule without infringing or violating the rights of any third parties. No consent of third parties will be required for the use thereof by Central or Buyer as the case may be upon consummation of the transactions contemplated by this Agreement. No claim has been asserted by any person to the ownership of or right to use any Proprietary Right or challenging or questioning the validity or effectiveness of any such license or agreement, and none of Central, Seller or Alco knows of any valid basis for any such claim. Each of the Proprietary Rights is valid and subsisting, has not been cancelled, abandoned or otherwise terminated, is enforceable against all others, and, if applicable, has been duly issued or filed. Central or Seller is the sole owner of all Proprietary Rights with good and marketable title thereto, free and clear of all liens, security interests, charges or encumbrances, including, without limitation, claims or rights of current or former employees, former employers, or any other person involved in the development or creation of the Proprietary Rights.

          (3) None of Central, Seller or Alco has any knowledge of any claim that, or inquiry as to whether, any product, activity or operation of CPC infringes upon or involves, or has resulted in the infringement of, any Proprietary Right of any other person, corporation or other entity; and no proceedings have been instituted, are pending or are threatened which challenge the rights of CPC with respect thereto. Neither Central nor Seller has given and neither is bound by any agreement of indemnification for any

Proprietary Right as to any property manufactured, used or sold by Central or the Menasha Operations. None of Central, the Seller or Alco has any knowledge of any claim that, or inquiry as to whether, any of the Proprietary Rights are being infringed by others.

          (4) All nonpatented inventions, designs, software, processes, diagrams, methods, techniques, tools, devices, apparatuses, customer lists, financial information, accounting and control procedures and training materials used by Central or Seller in the Business have been maintained as trade secrets, enforceable against others, and all employees are bound by an enforceable, written obligation of confidentiality not to disclose same.

     m. CONTRACTS. Section 6 (m) of the Disclosure Schedule lists all written contracts and other written agreements to which Central is a party or which relate to the CPC Business the performance of which will involve consideration or payments in excess of $100,000. Central or Seller has delivered to the Buyer a correct and complete copy of each contract or other agreement listed in
Section 6 m. (1) of the Disclosure Schedule (as amended to date) (the "Contracts"). There are no existing material defaults, events of default or events, occurrences or acts that, with the giving of notice or lapse of time or both, would constitute defaults, and no penalties have been incurred nor are amendments pending, with respect to the Contracts. The Contracts are in full force and effect and are valid and enforceable obligations of the parties thereto in accordance with their terms, and no defenses, off-sets or counterclaims have been asserted or, to the best of the knowledge of Seller and Alco, may be made by any party thereto, nor has Central or Seller waived any rights thereunder. Except as contemplated herein, none of Central or Seller, Seller or Alco has received notice of any plan or intention of any other party to any Contract to exercise any right to cancel or terminate any Contract or agreement, and none of them knows of any fact that would justify the exercise of such right. None of Central, Seller or Alco currently contemplates or has any reason to believe any other person or entity currently contemplates, any amendment or change to any Contract. To the knowledge of Seller and Alco, none of the customers or suppliers of the CPC Business has refused, or communicated that it will or may refuse to purchase or supply goods or services, as the case may be, or has communicated that it will or may substantially reduce the amounts of goods or services that it is willing to purchase from, or sell to, the CPC Business.

     n. LITIGATION. Section 6(n) of the Disclosure Schedule sets forth each instance in which Central or the Transferred Assets (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party to any pending, or the subject of any threatened action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction, except where the injunction, judgment, order, decree, ruling, action, suit, proceeding, hearing, or investigation would not have a material adverse effect on the financial condition, results of operations, business or prospects of CPC. Neither Central nor Seller is in violation of, or default with respect to, any injunction, judgment, order, writ, decree, ruling or charge. None of Central, Seller or Alco knows of any basis for the commencement or institution of any action, suit, proceeding or investigation against CPC or any of its assets or properties.

     o.   EMPLOYEE BENEFITS.

          (1) Section 6(o)(1) of the Disclosure Schedule lists each Employee Benefit Plan, including the Transferred Plans, that Central or Seller (with respect to the employees of the Menasha Operations) maintains or ever has maintained or contributes, ever has contributed or ever has been required to contribute. Central has not and does not contribute to, or has not or is not required to contribute to, any Multiemployer Plan.

               (A) Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all respects with the applicable requirements of all laws, rules and regulations governing or applying to such Plan, including but not limited to ERISA and the Code, except where the failure to comply would not have a material adverse effect on the financial condition, results of operations, business or prospects of CPC or would not adversely affect the rights or benefits of participants under such Plan. The Central Products Company 401(k) Plan and the Menasha Employees' Section 125 Plan comply, and since their inception have complied, in form and in operation in all respects with the applicable requirements of all laws, rules and regulations governing or applying to such Plans, including but not limited to ERISA and the Code.

               (B) All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each such Employee Benefit Plan which is an Employee Pension Benefit Plan, the funding method used in connection with such Employee Pension Benefit Plan is acceptable under ERISA, and the actuarial assumptions used in connection with funding each such Employee Pension Benefit Plan, in the aggregate, are reasonable (taking into account the experience of such Employee Pension Benefit Plan and reasonable expectations). No "accumulated funding deficiency" (as defined in Section 302(a)(2) of ERISA) (whether or not waived and whether arising on account of improper amortization of charges or credits in any funding standard account, improper determination of any such charge or credit, or any other reason) exists with respect to any plan year of any such Employee Pension Benefit Plan subject to Title I, Subtitle B, Part 3 of ERISA.

               (C) Except as disclosed on Section 6(o)(2) in the Disclosure Schedule, each such Employee Benefit Plan which is an Employee Pension Benefit Plan has applied for a favorable determination letter from the Internal Revenue Service to the effect that it meets all of the requirements currently in effect for plans qualified under Code Section 401)(a), and all amendments to such Plan have been covered by such determination letter.

               (D) Except as disclosed on Section 6(o)(3) of the Disclosure Schedule, the market value of assets under each Employee Benefit Plan which is an Employee Pension Benefit Plan (other than any Multiemployer Plan) equals or exceeds the actuarial present value of accrued benefits thereunder (determined in accordance with then current funding assumptions), and each such plan subject to Title IV of ERISA could be terminated in a standard termination under Section 4041(b) of ERISA. The termination of, or withdrawal from, any Employee Benefit Plan, on or prior to the Closing Date, has not and will not subject CPC to any liability to the PBGC nor to any other party.

               (E) The Seller has delivered to the Buyer correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts, and other funding agreements which implement each such Employee Benefit Plan.

          (2) With respect to each Employee Benefit Plan that Central or Seller (with respect to employees of the Menasha Operations) maintains or ever has maintained or to which either of them contributes, ever has contributed, or ever has been required to contribute:

               (A) No such Employee Benefit Plan which is an Employee Pension Benefit Plan (other than any Multiemployer Plan) has been completely or partially terminated or been the subject of a Reportable Event as to which notices would be required to be filed with the PBGC. No proceeding by the PBGC to terminate any such Employee Pension Benefit Plan (other than any Multiemployer Plan) has been instituted. No amendment to any such Plan has occurred which has required or could require Central or the Menasha Operations to provide security to any such Plan under Code Section 401(a)(29).

               (B) No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending, except where the action, suit, proceeding, hearing, or investigation would not have a material adverse effect on the financial condition, results of operations, business or prospects of Central or the Menasha Operations or will not adversely affect the rights or benefits of participants under such Plan.

               (C) Central has not incurred any liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal liability) with respect to any such Employee Benefit Plan which is an Employee Pension Benefit Plan.

     p. CORPORATE RECORDS; BOOKS OF ACCOUNT. The copies of the Certificate of Incorporation and all amendments thereto and the By laws of Central that have been delivered to Buyer are true, correct and complete copies thereof. The minute books of Central, copies of which have been delivered to Buyer, contain accurate minutes of all meetings of and accurate consents to all actions taken without meetings by the Board of Directors (and any committee thereof) and the shareholders of Central since the formation of Central. The books of account of CPC have been kept accurately in all material respects in the ordinary course of its business, the transactions entered therein represent bona fide transactions and the revenues, expenses, assets and liabilities of CPC have been properly recorded in such books in all material respects.

     q. LABOR RELATIONS. Except as set forth on Section 6(q)(1) of the Disclosure Schedule, the employees of Central or, with respect to the Menasha Operations, Seller are not represented by any labor union, and Central or, with respect to the Menasha Operations, Seller does not have any collective bargaining agreements with any labor union or other representative of employees. There is no organizing activity involving Central or, with respect to the Menasha Operations, Seller pending or, to the knowledge of Central, Seller and Alco, threatened, by any labor organization or group of employees of Central or, with respect to the Menasha Operations, Seller. Except as described in Section 6(q)(2) of the Disclosure Schedule, there is not, and there has not during the previous two years been, in existence any (i) labor strike, dispute, slowdown or work stoppage with respect to Central or the Menasha Operations pending, or to the knowledge of Central, Seller, and Alco, threatened, (ii) unfair labor practice complaint or other proceeding against Central, Seller, and Alco pending, or to the knowledge of Central, Seller, and Alco threatened, before the National Labor Relations Board, (iii) grievance or arbitration proceeding arising out of or under any collective bargaining agreement and, to the knowledge of Central, Seller, or Alco, no basis for any such grievance or proceeding exists, or (iv) law, contract or other agreement which will obligate Central to make any severance payment as a consequence of the execution of this Agreement or the consummation of the transactions contemplated hereby.

     r. ACCURACY OF INFORMATION FURNISHED. To the best knowledge of Alco and Seller, (i) all information furnished to Buyer by Seller, Central or Alco herein or in any exhibit hereto or any instrument, agreement, document, certificate or schedule executed or delivered in connection with the consummation of the transactions contemplated hereby is true, correct and complete in all material respects and (ii) such information states all material facts required to be stated therein or necessary to make the statements therein, in light of the circumstances under which such statements are made, true, correct and complete in all material respects.

     s.  CONDITION OF FIXED ASSETS.      All of the fixed assets owned or leased
by Central and all of the Transferred Assets are in good condition and repair for their intended use in the ordinary course of business and conform in all material respects with all applicable ordinances, regulations and other laws and there are no known latent defects therein.

     t. INVENTORY. All inventory of Central or, with respect to the Menasha Operations, Seller is in good, current, standard and merchantable condition and is not obsolete or defective except for inventory that is obsolete or not sellable in the ordinary course (a) that has been written down to an amount not in excess of market value, or (b) for which reserves have been provided in the Financial Statements.

     u. ACCOUNTS RECEIVABLE. All accounts receivable of Central or, with respect to the Menasha Operations, Seller shown on the Financial Statements, net of an allowance for bad debts (determined consistent with past practices) will be collected in the usual and ordinary course of business.

     v. DISTRIBUTIONS. No distribution, payment or dividend of any kind has been declared or paid by Central on any of its capital stock at any time since June 30, 1995.

     w. ENVIRONMENTAL MATTERS. Except as described in Section 6(w) of the Disclosure Schedule:

          (1) Except in accordance with Environmental Laws (defined below) (including, without limitation, the obtaining of necessary permits), no Materials of Environmental Concern (defined below) have been used, generated, manufactured, stored or treated, or disposed of, landfilled or in any other way released (and no release is threatened), on, under or about any real property or facility owned, leased or operated by Central or, with respect to the Menasha Operations, Seller (a "Company Site") or transported to or from any Company Site.

          (2) Neither Central nor, with respect to the Menasha Operations, Seller is now, and neither will be in the future, as a result of the operation or condition of the business or assets prior to or at Closing, subject to any
(x) contingent liability in connection with any release or threatened release of any Materials of Environmental Concern into the environment whether on or off any Company Site or (y) reclamation or remediation requirements under Environmental Laws, or any reporting requirements related thereto or (z) liability for any failure to comply with any Environmental Laws.

          (3) Neither Central nor, with respect to the Menasha Operations, Seller has been named as a potentially responsible party under, and none of the Company Sites has been nominated or identified as a facility which is subject, to any existing or potential claim under, CERCLA or comparable

Environmental Laws, and none of the Company Sites is subject to any lien, claim or encumbrance arising under Environmental Laws;

          (4) No Materials of Environmental Concern have been incorporated into any of the assets owned by Central or, with respect to the Menasha Operations, Seller;

          (5) There are no underground storage tanks (as defined under Environmental Laws) located under any Company Site;

          (6) CPC has not received notice that any of the off-site locations where Materials of Environmental Concern from any Company Site or from any of the assets of Central or, with respect to the Menasha Operations, Seller have been stored, treated, recycled, disposed of or released has been nominated or identified as a facility which is subject to an existing or potential claim under CERCLA or any Environmental Laws;

          (7) None of Central, Seller or Alco have received any notices of any violation of, noncompliance with, or remedial obligation under Environmental Laws, relating to the ownership, use, maintenance, operation of, or conduct of business related to, any Company Site or assets of the Company, nor is there any basis for any of the foregoing;

          (8) there are no writs, injunctions, decrees, orders or judgments outstanding, or lawsuits, claims, proceedings or investigations pending or, to the knowledge of the Central, Seller or Alco threatened, relating to the ownership, use, maintenance, operation of, or conduct of business related to, any Company Site or assets of Central or with respect to the Menasha Operations, Seller, nor is there any basis for any of the foregoing, and

          (9) There are no obligations, undertakings or liabilities arising out of or relating to Environmental Laws which Central or, with respect to the Menasha Operations, Seller has agreed to assume or retain, by contract or otherwise, except for the assumption of liabilities and obligations, and the indemnification of Buyer as set forth herein. As used herein, (i) the term Materials of Environmental Concern shall mean waste, substance, chemical, material, product, pollutant, contaminant, oil, petroleum product, commercial product or other substance regulated under any environmental laws, including (x) which is listed, regulated or designated as toxic or hazardous (or words of similar meaning and regulatory effect), or with respect to which remedial obligations may be imposed, under any Environmental Laws or (y) exposure to which may pose a health or safety hazard, and (ii) Environmental Laws means any applicable federal, state, or local laws, rules, regulations, ordinances, policies, guidance documents, common law or strict liability provisions, and any judicial or administrative interpretations thereof, including any judicial or administrative orders or judgments, relating to health, safety, industrial hygiene, pollution or environmental matters in effect as of the date of this Agreement.

7. PRE-CLOSING COVENANTS. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

     a. GENERAL. Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement including satisfaction, but not waiver, of the closing conditions set forth in
Section 9 below.

     b. NOTICES AND CONSENTS. The Seller will give, or cause Central to give, any notices to third parties, and will use or cause Central to use its reasonable best efforts to obtain any third party consents, that the Buyer reasonably may request in connection with the matters referred to in Section 6.
c. above. Each of the Parties will give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to herein. Without limiting the generality of the foregoing, each of the Parties will file any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act, will use its reasonable best efforts to obtain a waiver from the applicable waiting period, and will make any further filings pursuant thereto that may be necessary, proper, or advisable in connection therewith.

     c. OPERATION OF BUSINESS. Neither the Seller nor Central will, and the Seller will not cause or permit Central to, engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business, and they shall use their best efforts to preserve the business of CPC intact and to retain their present customers and suppliers so that they will be available to Buyer after the Closing. None of Central, Seller or Alco shall take any action that might impair the business or assets of CPC without the prior consent of Buyer or take or fail to take any action that would cause or permit the representations made in Section 6 hereof to be inaccurate or preclude Central, Seller or Alco from making such representations and warranties at the Closing.

     d. FULL ACCESS. The Seller will, and will cause Central, to permit representatives of the Buyer to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of Central or the Menasha Operations, to all premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to Central or the Menasha Operations. The Buyer will treat and hold as such any Confidential Information it receives from the Seller and Central, in the course of the reviews contemplated by this Section 7.d., will not use any of the Confidential Information except in connection with this Agreement, and, if this Agreement is terminated for any reason whatsoever, will return to the Seller and Central, all tangible embodiments (and all copies) of the Confidential Information which are in its possession.

     e. EXCLUSIVITY. The Seller will not solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of the Menasha Operations or the capital stock or assets of Central.

     f. MATERIAL CHANGE. Central, Seller and Alco shall promptly inform Buyer in writing of any material adverse change in the condition of the business of Central or the Menasha Operations or of any representation that shall become untrue. Notwithstanding the disclosure to Buyer of any such material adverse change, Central, Seller and Alco shall not be relieved of any liability for, nor shall the providing of such information by Central, Seller or Alco to Buyer be deemed a waiver by Buyer of, the breach of any representation or warranty of Central, Seller and Alco contained in this Agreement.

     g. HIRING EMPLOYEES. Seller and Alco will cooperate with all reasonable requests made by Buyer for the purpose of allowing Buyer to hire those employees of Seller designated by Buyer, such employment to be effective as of the Closing Date.

     h. EMPLOYEE COMPENSATION. No increase will be made in the compensation or rate of compensation payable or to become payable to the officers or employees of CPC, and no bonus, profit sharing, retirement, insurance, death, fringe benefit or other extraordinary or indirect compensation shall accrue, be set aside or be paid to, for or on behalf of any of such officers or employees other than as required by presently existing pension, profit sharing, bonus and similar benefit plans as presently constituted, and no agreement or plan other than those now in effect shall be adopted or committed for.

     i. CONTRACTS. Except with Buyer's prior written consent, neither Central nor, with respect to the Menasha Operations, Seller shall waive any material right or cancel any material contract, debt or claim nor will either of them assume or enter into any material contract, lease, license, obligation, indebtedness, commitment, purchase or sale.

     j. CAPITAL ASSETS; PAYMENTS OF LIABILITIES. Neither Central nor, with respect to the Menasha Operations, Seller will acquire or dispose of any capital asset having an initial cost of $50,000 or more, including without limitation, any asset related to the modification or upgrade of CPC's management information systems (MIS), nor will Central or Seller discharge or satisfy any lien or encumbrance or pay or perform any obligation or liability other than (i) liabilities and obligations reflected in the Financial Statements, and (ii) current liabilities and obligations incurred in the usual and ordinary course of business since June 30, 1995, and, in either such case only as required by the express terms of the agreement or other instrument pursuant to which the obligation or liability was incurred.

     k. MORTGAGES, LIENS. Except with Buyer's prior written consent, Neither Central nor, with respect to the Menasha Operations, Seller will enter into or assume any mortgage, pledge, conditional sale or other title retention agreement, permit any lien, encumbrance or claim of any kind to attach to any of its assets, whether now owned or hereafter acquired, or guarantee or otherwise become contingently liable for any stock or dividends of any corporation, business or other person or obligations of another except obligations arising by reason of endorsement for collection and other similar transactions in the usual and ordinary course of business, or make any capital contributions or investments in any corporation, business or other person.

     l. PRODUCTION ENGINEERING. Central, Seller and Alco shall cause all work and services currently being performed pursuant to shutdown and removal of operations from the Linden Facilities ("Re-Engineering Program") to have been completed, and all assets to be acquired pursuant to or in connection with the implementation of the Re-Engineering Program to have been acquired, installed and tested, on or before the Closing Date and all payments in respect of such work, services or purchases to have been made on or before the Closing Date.

     m. LINDEN. Prior to the Closing, Seller, Central, and Alco will take all actions necessary to transfer from Central all assets and liabilities of every kind relating to the Linden facilities, including all Employee Benefit Plans and agreements with labor unions (specifically including the agreement with the United Paperworkers International Union AFL-CIO, Local 318) so that after the Closing neither Buyer nor Central will have, directly or indirectly, any responsibility, obligation, or liability of any kind for or arising from or in connection with the ownership, operation, business, assets, or liabilities of the Linden Facilities.

     n. CENTRAL BENEFIT PLANS. Prior to the Closing, Seller, Central, and Alco will take all actions necessary to terminate or transfer all Employee Benefit Plans of Central or covering employees of Central and will take all actions necessary to terminate the participation of employees of the Menasha Operations in all Employee Benefit Plans covering employees of the Menasha Operations (other than any such Employee Pension Benefit Plan required to be maintained by Seller pursuant to the agreement with the United Paperworkers International Union, AFL-CIO-CLC, Local 727) so that after the Closing, neither Buyer nor Central will have any responsibility, obligation, or liability of any kind for or arising from or in connection with any such Employee Benefit Plan.

     o. TRANSFERRED PLANS. (a) Buyer agrees to assume or cause an affiliate to assume, and Seller agrees to transfer or cause to be transferred to Buyer, sponsorship of the Transferred Plans effective as of the Closing Date. Buyer agrees to assume and discharge or cause an affiliate to assume and discharge all of Seller's obligations and liabilities arising under the Transferred Plans and to idemnify and hold Seller harmless from any costs, liabilities, damages or expenses arising under or associated with the Transferred Plans, in either case, to the extent such liabilities, obligations, costs, damages or expenses relate to periods following the Closing Date. Notwithstanding the foregoing provisions of this Section 7 o. , in the event Buyer determines to submit the Central 401(k) Plan to the Internal Revenue Service ("IRS") to seek confirmation of the tax qualified status of said Plan from its inception and to verify the pre-tax nature of all contributions to said Plan, the indemnification of Seller set forth in the foregoing sentence shall not be applicable to any and all costs, liabilities, damages and expenses resulting directly or indirectly from said actions. Further, Seller agrees to pay directly or to reimburse Buyer for any and all fees and expenses, including but not limited to reasonable legal fees and expenses and filing fees, incurred by Buyer in seeking such IRS confirmation and verification. Buyer agrees that Seller shall have the right, at its own expense, to participate in the process of seeking IRS confirmation and verification of the issues described above, including but not limited to assuming the primary role in presenting to the IRS the position for qualification of the plan and the pre-tax nature of all contributions. Buyer agrees to establish or cause an affiliate to establish a trust under each of the Transferred Plans and to appoint one or more trustees to hold the assets of each of the Transferred Plans. As soon as practicable after Seller has received notice from the Buyer, in the form of a certified Board of Directors resolution, that (i) Buyer or its affiliate has adopted the Transferred Plans, and (ii) a trust has been established and one or more trustees have been appointed under each of the Transferred Plans, Seller will instruct the Transferred Plans' trustees to transfer all of the assets under each of the Transferred Plans (including assets attributable to the Funding Amount, as defined in this section, under the Central Pension Plan) to the new trustee(s) appointed by Buyer.

                         (b)  Any filing and/or reports owed to the Transferred
Plans' participants or any government agency with respect to periods ending on or before the Closing Date shall be prepared, filed and/or distributed, as the case may be, by Seller. Any filings and/or reports owed to the Transferred Plans' participants or any government agency with respect to periods ending after the Closing Date shall be prepared, filed and/or distributed, as the case may be, by Buyer. Buyer and Seller agree to provide each other in a timely manner all information in their possession or under their control that is reasonably necessary to complete such filings and/or reports.

                         (c)  Within 120 days of the Closing Date or as soon as
practicable thereafter, Seller shall contribute to the Central Pension Plan an amount (the "Funding Amount"), in cash, equal to (1) the difference between (i) the present value of accrued benefits under the Central Pension Plan including
the benefit increase to $29.00 scheduled to take effect on       August 1, 1997,
as of the last day of the month in which the Closing Date occurs (the "Valuation Date I"), and (ii) the fair market value of the assets of the Central Pension Plan, determined as of the Valuation Date I and prior to contribution of the amount described in the foregoing clause (i), increased by (2) interest for the period commencing on the Valuation Date I and ending on the actual date of transfer at a rate equal to the interest rate paid on 3-month United States Treasury bills during the week in which the Closing Date occurs, as published in U.S. Financial Data. The Funding Amount shall be determined by the enrolled actuary selected by Seller with the Buyer's consent, which consent shall not be unreasonably withheld, and shall be determined on the basis of the actuarial assumptions used for the funding standard account specified in the actuarial report prepared for the Central Pension Plan for the plan year beginning October 1, 1994, except that the mortality table shall be the 1983 Group Annuity Mortality Table. If the Buyer does not agree with the funding amount determined by Seller's actuary, then the enrolled actuary selected by Buyer and Seller's actuary shall together select a third actuary to determine the Funding Amount on the basis specified in this Agreement and the determination of such third actuary shall be binding on Seller and Buyer.

          p. SALARIED PENSION PLAN. As of the Closing Date, all active employees of the CPC Business whose employment with Seller terminates who are hired by Buyer, and who are participants in the Alco Standard Corporation Participating Companies Pension Plan (the "Alco Plan") shall become participants in an existing or new defined benefit pension plan maintained by Buyer or an affiliate of Buyer

(the "New Plan"). Within 120 day of the Closing Date or as soon as practicable thereafter, Seller shall cause the transfer from the Alco Plan to the New Plan of the assets and liabilities, in cash, as of the Closing Date, of all active participants in the Alco Plan employed by the CPC Business on the day before the Closing Date who are hired by Buyer. The amount of assets to be transferred ("Transferred Amount") shall be equal to the present value of accrued benefits of such participants as of the last day of the month in which the Closing Date occurs ("Valuation Date II"), increased by interest for the period commencing on the Valuation Date II and ending on the actual date of transfer at a rate equal to the effective interest rate paid on 3-month Treasury bills during the week in which the Closing Date occurs, as published in U.S. Financial Data. The Transferred Amount shall be determined by an enrolled actuary selected by Seller with the Buyer's consent, which consent shall not be unreasonably withheld. The present value of accrued benefits shall be calculated as if each active employee of the CPC Business terminated his employment as of the Closing Date and based on the actuarial assumptions used for the funding standard account specified in the actuarial report prepared for the Alco Plan for the plan year beginning October 1, 1994, except that the interest rate shall be 30-year United States Treasury bond rate as of the date of closing and the mortality table shall be
the 1983 Group Annuity Mortality Table.   If Buyer does not agree with the
Funding Amount determined by Seller's actuary, then the enrolled actuary selected by Buyer and Seller's actuary shall together select a third actuary to determine the Transferred Amount on the basis specified in this Agreement and the determination of such third actuary shall be binding on Seller and Buyer.

     Within 90 days of the Closing Date, Seller shall make all required governmental filings necessary to make the asset transfer described herein, including the filing of Form 5310-A, Notice of Transfer of Assets, together with any required actuarial certification of compliance with Section 414(1) of the Code.

Such transfer shall then be made not earlier than 30 days after the filing of Form 5310-A and as soon as practicable thereafter.

     Seller agrees that it shall retain the responsibility relating to former employees of the CPC Business who retired and are receiving benefits under the Alco Plan before the Closing Date or whose employment terminated before the Closing Date or contemporaneously, with the Closing Date and who are not hired by Buyer, and who have a right to receive benefits under the Alco Plan, and that assets and liabilities under the Alco Plan that are attributable thereto shall not be transferred. Buyer agrees that with respect to active employees of the CPC Business whose benefits are transferred to the New Plan, Buyer shall grant credit for all service with Seller for the purpose of vesting benefits accrued under the New Plan and the benefit such employees receive from the New Plan will be equal to the sum of the benefits they had accrued under the Alco Plan as of the Closing Date plus the benefit, if any, they accrue under the New Plan from the Closing Date to retirement or other termination of employment.

          q. STOCK PARTICIPATION PLAN. In accordance with the terms of the Alco Standard Corporation Stock Participation Plan ("Alco Stock Plan"), all active employees of the CPC Business whose employment with Seller terminates as of the Closing Date shall become fully vested in the balances standing to the credit of their accounts under the Alco Stock Plan as of that date and shall be entitled to receive distribution of such accounts as soon as may be administratively practicable after the Closing Date.

8. POST-CLOSING COVENANTS. The Parties agree as follows with respect to the period following the Closing.

     a. GENERAL. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 10 below).

     b. CONTINUING EMPLOYMENT AND SEVERANCE OBLIGATIONS. Buyer will offer employment to substantially all CPC employees at substantially the same terms of employment as currently exist. Buyer will assume, and indemnify Seller against, severance commitments made to certain key managers by Seller or Alco in that certain letter dated April 10, 1995 addressed to Mr. John R. Powers, a copy of which has been delivered to Buyer.

     c. LITIGATION SUPPORT. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with
(i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving Central or the Menasha Operations, each of the other Parties shall cooperate with its counsel in the defense or contest, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the defense or contest, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under
Section 10 below).

     d. EXCLUDED LIABILITIES. Seller or Alco will pay or discharge all Excluded Liabilities.

     e. ENVIRONMENTAL MATTERS. Within one year from the date of Closing, Seller shall reimburse Buyer for all reasonable costs incurred to third parties with respect to the environmental issues referred to on Exhibit 2 hereto, including without limitation, the matters identified in that certain letter, dated August 31, 1995, from Grant W. Wilkinson to William A. Herring.

9.   CONDITIONS TO OBLIGATION TO CLOSE.

     a. CONDITIONS TO OBLIGATION OF THE BUYER. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction, or waiver, of the following conditions:

          (1) the representations and warranties set forth in Section 5 a. and
Section 6 above shall be true and correct in all material respects at and as of the Closing Date;

          (2) the Seller shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

          (3) there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

          (4) the Seller shall have delivered to the Buyer a certificate to the effect that each of the conditions specified above in Section 9 a. (1)-(3) is satisfied in all respects;

          (5) all applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise been terminated and the Parties shall have received all other required authorizations, consents, and approvals of governments, governmental agencies and third parties;

          (6) the Buyer shall have received from the General Counsel of the Seller an opinion in form and substance as set forth in Exhibit 4 attached hereto, addressed to the Buyer, and dated as of the Closing Date; and

          (7) all actions to be taken by the Seller in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyer.

          (8) Buyer and Seller shall have entered into a Supply Agreement substantially in the form of Exhibit 6 hereto.

          (9) Buyer, Seller and Alco shall have entered into a letter agreement, substantially in the form of Exhibit 7 hereto, pursuant to which Buyer shall have received a right of first refusal to acquire the assets described therein.

          (10) Buyer, Seller and Alco shall have entered into a sublease pertaining to the facility located at 531 N. Stiles Street in Linden, New Jersey, which lease shall be in form and substance acceptable to Buyer, pursuant to which Buyer shall have (a) subleased from Seller not less than _______ square feet of such facility and (b) been furnished employees of lessor necessary for the operation and maintenance of such facility, consistent with past practices.

          (11) Buyer and Seller shall have entered into a Contract of Sale pertaining to that certain warehouse facility located at 601 50th Street, Denver, Colorado (the "Butler Property"), pursuant to which Seller shall agree to sell to Buyer, and Buyer shall agree to purchase from Seller, the Butler Property for total consideration of approximately $1.75 million within 30 days after closing of the transaction contemplated hereby.

          (12) Buyer and Alco shall have entered into a letter agreement, substantially in the form of Exhibit 8 hereto, pursuant to which Alco shall have agreed to furnish to the employees of CPC from the Closing through December 31, 1995, the transition services described therein.

     b. CONDITIONS TO OBLIGATION OF THE SELLER. The obligation of the Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction, or waiver, of the following conditions:

          (1) the representations and warranties set forth in Section 5 b. above shall be true and correct in all material respects at and as of the Closing Date;

          (2) the Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

          (3) there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

          (4) the Buyer shall have delivered to the Seller a certificate to the effect that each of the conditions specified above in Section 9 b. (1)-(3) is satisfied in all respects;

          (5) all applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise been terminated and the Parties shall have received all other authorizations, consents, and approvals of governments, governmental agencies and third parties;

          (6) the Seller shall have received from counsel to the Buyer an opinion in form and substance as set forth in Exhibit 5 attached hereto, addressed to the Seller, and dated as of the Closing Date; and

          (7) all actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Seller.

10.  REMEDIES FOR BREACHES OF THIS AGREEMENT.

     a.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

     Except as permitted in the next sentence, all of the representations and warranties contained in Section 6 above shall survive the Closing hereunder (unless the Buyer knew of the misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect for a period of two years thereafter. All of the representations and warranties contained in Section 5 and in Sections 6 (e), (j), (k), (l), (o) and (w) above shall survive the Closing (unless the damaged Party knew of the misrepresentation or breach of warranty at the time of Closing, except that Buyer's knowledge shall not affect the survival of the representation in Section 6 o.

(1)(A) and continue in full force and effect forever thereafter (subject to any applicable statutes of limitations).

     b.   INDEMNIFICATION PROVISIONS FOR BENEFIT OF THE BUYER.

      In the event the Seller or Alco breaches any of its representations, warranties, and covenants contained herein, and, if there is an applicable survival period pursuant to Section 10. a. above, provided that the Buyer makes a written claim for indemnification against the Seller or Alco pursuant to
Section 12. g. below within such survival period, then the Seller and Alco agree to indemnify the Buyer from and against any Adverse Consequences the Buyer shall suffer caused by the breach; provided, however, that neither Seller nor Alco shall have any obligation to so indemnify the Buyer until and to the extent the Buyer has suffered Adverse Consequences by reason of all such breaches in excess of $500,000, an aggregate deductible, and then Seller and Alco shall indemnify Buyer for the full amount of all Adverse Consequences in excess of such deductible. Notwithstanding the foregoing, the above described deductible shall not be applicable to any Adverse Consequences attributable to (a) the failure of Seller to deliver any of the Transferred Assets to Buyer or to pay or otherwise discharge any part of the Excluded Liabilities, (b) breaches of the representations and warranties contained in or claims under Section 6. j. relating to Taxes and the second sentence of Section 6. o. (1)(A), or (c) failure to perform the covenant set forth in Section 8 e.

     c.   INDEMNIFICATION PROVISIONS FOR BENEFIT OF THE SELLER AND ALCO.   In
the event the Buyer breaches any of its representations, warranties, and covenants contained herein, and, if there is an applicable survival period pursuant to Section 10 a. above, provided that the Seller or Alco makes a written claim for indemnification against the Buyer pursuant to Section 12. g. below within such survival period, then the Buyer agrees to indemnify the Seller and Alco from and against the entirety of any Adverse Consequences the Seller or Alco shall suffer caused by the breach.

     d.   MATTERS INVOLVING THIRD PARTIES.

          (1) If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Section 10, then the Indemnified Party shall promptly (and in any event within ten business days after receiving notice of the Third Party Claim) notify each Indemnifying Party thereof in writing.

          (2) Any Indemnifying Party will have the right to assume and thereafter conduct the defense of the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably) unless the judgment or proposed settlement involves only the payment of money damages and does not impose an injunction or other equitable relief upon the Indemnified Party.

          (3) Unless and until an Indemnifying Party assumes the defense of the Third Party Claim as provided in Section 10 d. (2) above, however, the Indemnified Party may defend against the Third Party Claim in any manner it reasonably may deem appropriate.

          (4) In no event will the Indemnified Party consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Parties (not to be withheld unreasonably).

     e. DETERMINATION OF ADVERSE CONSEQUENCES. The Parties shall make appropriate adjustments for tax benefits and insurance coverage and take into account the time cost of money (using the Applicable Rate as the discount rate) in determining Adverse Consequences for purposes of this Section 10. All indemnification payments under this Section 10 shall be deemed adjustments to the Purchase Price.

     f. OTHER INDEMNIFICATION PROVISIONS. The indemnification provisions in this Section 10 are in addition to, and not in derogation of, any statutory, equitable, or common law remedy any Party may have for breach of representation, warranty, or covenant PROVIDED, HOWEVER, that the Buyer acknowledges and agrees that the foregoing indemnification provisions in this Section 10 shall be the exclusive remedy of the Buyer for any breach of the representations and warranties in Section 5 or Section 6 above.

11.  TERMINATION.

     a. TERMINATION OF AGREEMENT. Certain of the Parties may terminate this Agreement as provided below:

          (1) the Buyer and the Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

          (2) the Buyer may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing (A) in the event the Seller has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Buyer has notified the Seller of the breach, and the breach, if curable, has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before October 15, 1995, by reason of the failure of any condition precedent under Section 9. a. hereof (unless the failure results primarily from the Buyer itself breaching any representation, warranty, or covenant contained in this Agreement);

          (3) the Seller may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing (A) in the event the Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Seller has notified the Buyer of the breach, and the breach, if curable, has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before October 15, 1995, by reason of the failure of any condition precedent under Section 9. a. hereof (unless the failure results primarily from the Seller itself breaching any representation, warranty, or covenant contained in this Agreement).

     b. EFFECT OF TERMINATION. If any Party terminates this Agreement pursuant to Section 9. a. above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach); provided, however, that the confidentiality provisions contained in Section 7. d. above shall survive termination.

12.  MISCELLANEOUS.

     a. PRESS RELEASES AND PUBLIC ANNOUNCEMENTS. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the Buyer and the Seller; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its best efforts to advise the other Parties prior to making the disclosure).

     b. NO THIRD-PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

     c. ENTIRE AGREEMENT. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they have related in any way to the subject matter hereof.

     d. SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the Buyer and the Seller; provided, however, that the Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates, or to one or more lenders for the Buyer or such affiliates, and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

     e. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

     f. HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     g. NOTICES. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

     If to the Seller or Alco:               Copy to:

     Alco Standard Corporation               Ernst & Young
     825 Duportail Road                      787 Seventh Avenue
     Wayne, PA 19087                         New York, NY 10019

     Attention: General Counsel              Attention:  Robert Del Genio

     If to the Buyer:                        Copy to:

     Central Products Acquisition Corp.      Vaughan & Anderson
     600 N. Pearl Street, Suite 2160         14800 Quorum Drive, Suite 510
     LB 100                                  Dallas, Texas 75240
     Dallas, Texas 75201                     Attention:  Timothy Vaughan, Esq.

     Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

     h. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction.

     i. AMENDMENTS AND WAIVERS. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Seller. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

     j. SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

     k. EXPENSES. Each of the Parties hereto will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

     l. CONSTRUCTION. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the
provisions of this Agreement.   Any reference to any federal, state, local, or
foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.

     m. INCORPORATION OF EXHIBITS, ANNEXES, AND SCHEDULES. The Exhibits, Annexes, and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

     n. GOVERNING LAW AND VENUE. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware. If any action is brought to enforce or interpret this Agreement, venue for such action shall be in Dallas County, Dallas, Texas. All actions instituted by any party to enforce this Agreement or any Agreement executed in connection herewith shall be instituted in the United States District Court for the Northern District of Texas. To the extent permitted by applicable law, all parties to this Agreement waive trial by jury and waive any objection to jurisdiction or venue of any action instituted hereunder.

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on as of the date first above written.

                                        CENTRAL PRODUCTS ACQUISITION CORP.

                                        By:  /s/ NED N. FLEMING, III
                                             ------------------------------
                                        Title:    President
                                               ----------------------------

                                        UNISOURCE WORLDWIDE, INC.

                                        By:  /s/JACK H. KEENEY
                                             ------------------------------
                                        Title:    Vice President-Finance
                                               ----------------------------


                                        ALCO STANDARD CORPORATION

                                        By:  /s/HUGH G. MOULTON
                                             ------------------------------
                                        Title:    Executive Vice President
                                               ----------------------------



List of Exhibits                             Schedules
----------------                             ---------

1 - Latest Balance Sheet of CPC              A - Equipment transferred from
    as of 6/30/95                                Linden
2 - Environmental Summary                    B - Disclosure Schedule
3 - Form of Subordinated Note
4 - CPC Financial Statements
5 - Opinion of Seller's Counsel
6 - Form of Supply Agreement
7 - Letter re: certain equipment
8 - Transition Services Agreement
9 - Opinion of Buyer's Counsel